                                              Three months ended       Nine months ended
                                                 September 30,           September 30,
                                            ---------------------   -----------------------
                                               1996        1997       1996          1997
                                            ---------   ---------   ---------   -----------
EARNINGS (LOSS) PER COMMON SHARE

Earnings (loss) from continuing operations  $(138,589)  $ 172,798   $(923,363)  $  (605,104)

Less: Cumulative undeclared dividend on
      Series 3 Convertible Preferred Stock                 52,500                   157,500

                                            ---------   ---------   ---------   -----------
                                            $(138,589)  $ 120,298   $(923,363)  $  (762,604)
                                            =========   =========   =========   ===========

Loss from discontinued operations           $(240,790)  $(688,246)  $(244,279)  $(3,614,595)
                                            =========   =========   =========   ===========

SHARES:

      Weighted average number of common
            shares outstanding              3,165,678   7,433,270   3,165,678     7,433,270
                                            =========   =========   =========   ===========


NET LOSS PER COMMON SHARE
      Loss from continuing operations       $   (0.05)  $    0.02   $   (0.29)  $     (0.10)
      Discontinued operations                   (0.08)      (0.09)      (0.08)        (0.46)
                                            ---------   ---------   ---------   -----------
                                            $   (0.12)  $   (0.07)  $   (0.37)  $     (0.56)
                                            =========   =========   =========   ===========